Exhibit 99.1

Diodes Incorporated Reports Fourth Quarter and Fiscal 2024 Financial Results

Exceeds 4Q Revenue Expectations and Achieves Over 5% Growth YoY

Plano, Texas – February 11, 2025 -- Diodes Incorporated (Diodes) (Nasdaq: DIOD) today reported its financial results for the fourth quarter and year ended December 31, 2024.

Fourth Quarter Highlights

•
Revenue was $339.3 million, compared to $350.1 million in the prior quarter and $322.7 million in the fourth quarter 2023;
•
GAAP gross profit was $110.9 million, compared to $118.0 million in the prior quarter and $112.5 million in the same quarter a year ago;
•
GAAP gross profit margin was 32.7 percent, compared to 33.7 percent in the prior quarter and 34.9 percent in the fourth quarter of 2023;
•
GAAP operating income was $11.9 million, or 3.5 percent of revenue, compared to $21.9 million, or 6.3 percent of revenue, in the prior quarter and compared to $20.7 million or 6.4 percent in the fourth quarter of 2023;
•
GAAP net income was $8.2 million, compared to the $13.7 million last quarter and $25.3 million during the same quarter a year ago;
•
Non-GAAP adjusted net income was $12.5 million, compared to $20.1 million in the prior quarter and $23.4 million in the same quarter a year ago;
•
GAAP EPS was $0.18 per diluted share, compared to $0.30 per diluted share in the prior quarter and $0.55 per diluted share in the fourth quarter of 2023;
•
Non-GAAP EPS was $0.27 per diluted share, compared to $0.43 per diluted share in the prior quarter and $0.51 per diluted share in the same quarter a year ago;
•
Excluding $5.3 million, net of tax, non-cash share-based compensation expense, both GAAP net income and non-GAAP adjusted net income would have increased by $0.11 per diluted share;
•
EBITDA was $40.7 million, or 12.0 percent of revenue, compared to $46.9 million, or 13.4 percent of revenue in the prior quarter and $58.4 million, or 18.1 percent of revenue during the same quarter last year; and
•
Achieved $81.8 million cash flow from operations and $62.1 million of free cash flow, including $19.7 million of capital expenditures. Net cash flow was a negative $2.4 million, which includes the net pay-down of $3.8 million of total debt.

Commenting on the results, Gary Yu, President of Diodes, stated, “Our above seasonal revenue results in the fourth quarter reflect the improving momentum we have seen over the past few quarters as the markets in Asia gradually improve, especially in China and the Southeast Asia region. We achieved 5% growth over the fourth quarter 2023, which marks a return to year-over-year growth following the multi-year market slowdown. Even though the overall global demand environment remains challenging, especially in Europe and North America, we were able to maintain our automotive and industrial mix percentage at 42% of total product revenue, which is a testament to the progress we have made on our new product and content expansion initiatives.

“Diodes enters the new year having strong POS in Asia for 2024, improved levels of channel inventory and a solid balance sheet combined with a committed focus on expanding growth in our target markets, especially the automotive and industrial markets, and capitalizing on new opportunities in AI-related applications. With our product mix consistently above our target model, we are well positioned for future growth and margin expansion as the market recovery broadens across our end markets in 2025 and beyond.”

Fourth Quarter 2024

Revenue for fourth quarter 2024 was $339.3 million, compared to $350.1 million in the third quarter 2024 and $322.7 million in the fourth quarter 2023.

GAAP gross profit for the fourth quarter 2024 was $110.9 million, or 32.7 percent of revenue, compared to $118.0 million, or 33.7 percent of revenue, in the third quarter 2024 and $112.5 million, or 34.9 percent of revenue, in the fourth quarter of 2023.

GAAP operating expenses for fourth quarter 2024 were $99.0 million, or 29.2 percent of revenue, and on a non-GAAP basis were $95.5 million, or 28.1 percent of revenue, which excludes $5.0 million amortization of acquisition-related intangible asset expenses, $0.6 million in restructuring charges, $0.3 million in acquisition-related costs and $2.3 million of insurance recovery. GAAP operating expenses in the third quarter 2024 were $96.1 million, or 27.5 percent of revenue and in the fourth quarter 2023 were $91.8 million, or 28.4 percent of revenue.

Fourth quarter 2024 GAAP net income was $8.2 million, or $0.18 per diluted share, compared to GAAP net income in the third quarter 2024 of $13.7 million, or $0.30 per diluted share, and $25.3 million, or $0.55 per diluted share, of GAAP net income in the fourth quarter 2023.

Fourth quarter 2024 non-GAAP adjusted net income was $12.5 million, or $0.27 per diluted share, which excluded, net of tax, $4.1 million of acquisition-related intangible asset cost, $1.3 million non-cash mark-to-market investment value adjustment, $0.5 million in restructuring charges, $0.2 million in acquisition-related costs and $1.9 million of insurance recovery. This compares to non-GAAP adjusted net income of $20.1 million, or $0.43 per diluted share, in the third quarter 2024 and $23.4 million, or $0.51 per diluted share, in the fourth quarter 2023.

The following is an unaudited summary reconciliation of GAAP net income to non-GAAP adjusted net income and per share data, net of tax (in thousands, except per share data):

Three Months Ended
December 31, 2024
GAAP net income	$8,241

GAAP diluted earnings per share	$0.18

Adjustments to reconcile net income to non-GAAP net income:

Amortization of acquisition-related intangible assets	4,099

Acquisition related cost	232

Restructuring charge	458

Non-cash mark-to-market investment value adjustments	1,305

Insurance recovery for manufacturing facility	(1,870)

Non-GAAP net income	$12,465

Non-GAAP diluted earnings per share	$0.27

Note: Throughout this release, we refer to “net income attributable to common stockholders” as “net income.”

(See the reconciliation tables of GAAP net income to non-GAAP adjusted net income near the end of this release for further details.)

Included in fourth quarter 2024 GAAP net income and non-GAAP adjusted net income was approximately $5.3 million, net of tax, non-cash share-based compensation expense. Excluding share-based compensation expense, GAAP earnings per share (“EPS”) and non-GAAP adjusted EPS would have increased by $0.11 per share for the fourth quarter 2024, compared to $0.13 for the third quarter 2024 and $0.13 for both in the fourth quarter 2023.

EBITDA (a non-GAAP measure), which represents earnings before net interest expense, income tax, depreciation and amortization, in fourth quarter 2024 was $40.7 million, or 12.0 percent of revenue, compared to $46.9 million, or 13.4 percent of revenue, in third quarter 2024 and $58.4 million, or 18.1 percent of revenue, in fourth quarter 2023. For a reconciliation of GAAP net income to EBITDA, see the table near the end of this release for further details.

For the fourth quarter 2024, net cash provided by operating activities was $81.8 million. Net cash flow was negative $2.4 million, including the net pay-down of $3.8 million of total debt. Free cash flow (a non-GAAP measure) was $62.1 million, which includes $19.7 million of capital expenditures.

Balance Sheet

As of December 31, 2024, the Company had approximately $322 million in cash and cash equivalents, restricted cash, and short-term investments. Total debt (including long-term and short-term) amounted to approximately $52 million and working capital was approximately $849 million.

The results announced today are preliminary and unaudited, as they are subject to the Company finalizing its closing procedures and completion of the quarterly review by its independent registered public accounting firm. As such, these results are subject to revision until the Company files its Form 10-K for the year ending December 31, 2024.

Business Outlook

Gary Yu further commented, “For the first quarter of 2025, we expect revenue to be approximately $323 million, plus or minus 3 percent, representing a 4.8% sequential decrease at the mid-point, due to the Chinese New Year holiday but slightly better than typical seasonality. Importantly, the mid-point of guidance represents 7% year-over-year growth and extends our momentum in support of our expectation for growth in 2025. GAAP gross margin is expected to be 32.5 percent, plus or minus 1 percent. Non-GAAP operating expenses, which are GAAP operating expenses adjusted for amortization of acquisition-related intangible assets, are expected to be approximately 30.0 percent of revenue, plus or minus 1 percent. We expect net interest income to be approximately $1.5 million. Our income tax rate is expected to be 18.5 percent, plus or minus 3 percent, and shares used to calculate diluted EPS for the first quarter are anticipated to be approximately 46.7 million.”

Amortization of acquisition-related intangible assets of $5.8 million, after tax, for previous acquisitions is not included in these non-GAAP estimates.

Conference Call

Diodes will host a conference call on Tuesday, February 11, 2025 at 4:00 p.m. Central Time (5:00 p.m. Eastern Time) to discuss its fourth quarter financial results. Investors and analysts may join the conference call by dialing 1-833-634-2590, and international callers may join the teleconference by dialing +1-412-317-6038. A telephone replay of the call will be made available approximately two hours after the call and will remain available until February 18, 2025 at midnight Central Time. The replay number is 1-877-344-7529 with an access code of 6215367 followed by the # key. International callers should dial +1-412-317-0088 and enter the same pass code at the prompt followed by the # key.

Additionally, this conference call will be broadcast live over the Internet and can be accessed by all interested parties on the Investor Relations section of the Company’s website. To listen to the live call, please go to the investors’ section of Diodes’ website and click on the conference call link at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call on Diodes' website for approximately 90 days.

About Diodes Incorporated

Diodes Incorporated (Nasdaq: DIOD), a Standard and Poor’s SmallCap 600 and Russell 3000 Index company, delivers high-quality semiconductor products to the world’s leading companies in the automotive, industrial, computing, consumer electronics, and communications markets. We leverage our expanded product portfolio of analog and discrete power solutions combined with leading-edge packaging technology to meet customers’ needs. Our broad range of application-specific products and solutions-focused sales, coupled with global operations including engineering, testing, manufacturing, and customer service, enable us to be a premier provider for high-volume, high-growth markets. For more information, visit www.diodes.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such statements include statements containing forward-looking words such as “expect,” “anticipate,” “aim,” “estimate,” and variations thereof, including without limitation statements, whether direct or implied, regarding expectations of that for the first quarter of 2025, we expect revenue to be approximately $323 million plus or minus 3 percent; we expect GAAP gross margin to be 32.5 percent, plus or minus 1 percent; non-GAAP operating expenses, which are GAAP operating expenses adjusted for amortization of acquisition-related intangible assets, are expected to be approximately 30.0 percent of revenue, plus or minus 1 percent; we expect non-GAAP net interest income to be approximately $1.5 million; we expect our income tax rate to be 18.5 percent, plus or minus 3 percent; shares used to calculate diluted EPS for the first quarter are anticipated to be approximately 46.7 million. Potential risks and uncertainties include, but are not limited to, such factors as: the risk that such expectations may not be met; the risk that the expected benefits of acquisitions may not be realized or that integration of acquired businesses may not continue as rapidly as we anticipate; the risk that we may not be able to maintain our current growth strategy or continue to maintain our current performance, costs, and loadings in our manufacturing facilities; the risk that we may not be able to increase our automotive, industrial, or other revenue and market share; risks of domestic and foreign operations, including excessive operating costs, labor shortages, higher tax rates, and our joint venture prospects; the risks of cyclical downturns in the semiconductor industry and of changes in end-market demand or product mix that may affect gross margin or render inventory obsolete; the risk of unfavorable currency exchange rates; the risk that our future outlook or guidance may be incorrect; the risks of global economic weakness or instability in global financial markets; the risks of trade restrictions, tariffs, or embargoes; the risk of breaches of our information technology systems; and other information, including the “Risk Factors” detailed from time to time in Diodes’ filings with the United States Securities and Exchange Commission.

The Diodes logo is a registered trademark of Diodes Incorporated in the United States and other countries.

© 2025 Diodes Incorporated. All Rights Reserved.

Company Contact:	Investor Relations Contact:
Diodes Incorporated	Shelton Group
Gurmeet Dhaliwal	Leanne Sievers
Director, IR & Corporate Marketing	President, Investor Relations
P: 408-232-9003	P: 949-224-3874
E: Gurmeet_Dhaliwal@diodes.com	E: lsievers@sheltongroup.com

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2024	2023	2024	2023
Net sales	$339,298	$322,699	$1,311,120	$1,661,739
Cost of goods sold	228,414	210,223	875,258	1,003,557
Gross profit	110,884	112,476	435,862	658,182

Operating expenses
Selling, general and administrative	62,323	56,484	233,913	257,939
Research and development	33,207	32,957	134,051	134,868
Amortization of acquisition-related intangible assets	5,002	3,806	16,499	15,282
(Gain)loss on disposal of fixed assets	(2,116)	(489)	(7,641)	(2,045)
Restructuring charge	552	(983)	8,591	1,583
Other operating (income)expense	(1)	(2)	(1)	(16)
Total operating expense	98,967	91,773	385,412	407,611

Income from operations	11,917	20,703	50,450	250,571

Other (expense) income
Interest income	4,920	4,835	18,303	13,338
Interest expense	(494)	(481)	(2,334)	(5,700)
Foreign currency gain(loss), net	(3,656)	(2,468)	(6,308)	(5,264)
Unrealized gain(loss) on investments	(1,631)	1,805	(321)	18,267
Other income	1,214	3,484	2,892	6,721
Total other income (expense)	353	7,175	12,232	27,362

Income before income taxes and noncontrolling interest	12,270	27,878	62,682	277,933
Income tax provision	2,041	2,771	11,840	47,285
Net income	10,229	25,107	50,842	230,648
Less net (income) attributable to noncontrolling interest	(1,988)	185	(6,818)	(3,466)
Net income attributable to common stockholders	$8,241	$25,292	$44,024	$227,182

Earnings per share attributable to common stockholders:
Basic	$0.18	$0.55	$0.95	$4.96
Diluted	$0.18	$0.55	0.95	$4.91
Number of shares used in earnings per share computation:
Basic	46,333	45,938	46,208	45,803
Diluted	46,397	46,245	46,408	46,311

Note: Throughout this release, we refer to “net income attributable to common stockholders” as “net income.”

DIODES INCORPORATED AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME

(in thousands, except per share data)

(unaudited)

For the three months ended December 31, 2024:

	Operating Expenses	Other (Income) Expense	Income Tax Provision	Net Income
Per-GAAP				$8,241

Diluted earnings per share (per-GAAP)				$0.18

Adjustments to reconcile net income to non-GAAP net income:

Amortization of acquisition-related intangible assets	5,002		(903)	4,099

Acquisition related cost	294		(62)	232

Restructuring charge	552		(94)	458

Non-cash mark-to-market investment value adjustments		1,631	(326)	1,305

Insurance recovery for manufacturing facility	(2,338)		468	(1,870)

Non-GAAP				$12,465

Diluted shares used in computing earnings per share				46,397

Non-GAAP diluted earnings per share				$0.27

Note: Included in GAAP and non-GAAP adjusted net income was approximately $5.3 million, net of tax, non-cash share-based compensation expense. Excluding share-based compensation expense, both GAAP and non-GAAP adjusted diluted earnings per share would have improved by $0.11 per share.

.

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME – Cont.

(in thousands, except per share data)

(unaudited)

For the three months ended December 31, 2023:

	Operating Expenses	Other (Income) Expense	Income Tax Provision	Net Income
Per-GAAP				$25,292

Diluted earnings per share (per-GAAP)				$0.55

Adjustments to reconcile net income to non-GAAP net income:

Amortization of acquisition-related intangible assets	3,806		(698)	3,108

Non-cash mark-to-market investment value adjustments		(1,805)	361	(1,444)

Investment gain		(2,794)		(2,794)

Restructuring Cost	(984)		246	(738)

Non-GAAP				$23,424

Diluted shares used in computing earnings per share				46,245

Non-GAAP diluted earnings per share				$0.51

Note: Included in GAAP and non-GAAP adjusted net income was approximately $5.9 million, net of tax, non-cash share-based compensation expense. Excluding share-based compensation expense, both GAAP and non-GAAP adjusted diluted earnings per share would have improved by $0.13 per share.

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME – Cont.

(in thousands, except per share data)

(unaudited)

For the twelve months ended December 31, 2024:

	Operating Expenses	Other (Income) Expense	Income Tax Provision	Net Income
Per-GAAP				$44,024

Diluted earnings per share (per-GAAP)				$0.95

Adjustments to reconcile net income to non-GAAP net income:

Amortization of acquisition-related intangible assets	16,499		(3,012)	13,487

Officer retirement	644		(135)	509

Acquisition related cost	1,059		(222)	837

Restructuring charge	8,591	789	(1,835)	7,545

Non-cash mark-to-market investment value adjustments		321	(64)	257

Insurance recovery for manufacturing facility	(7,142)		1,428	(5,714)

Non-GAAP				$60,945

Diluted shares used in computing earnings per share				46,408

Non-GAAP diluted earnings per share				$1.31

ote: Included in GAAP and non-GAAP income was approximately $18 million and $17.4 million respectively, net of tax, non-cash share-based compensation expense. Excluding share-based compensation expense, GAAP diluted earnings per share would have improved by $0.40 per share and non-GAAP diluted earnings per share would have improved by $0.39 per share.

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME – Cont.

(in thousands, except per share data)

(unaudited)

For the twelve months ended December 31, 2023:

	Operating Expenses	Other (Income) Expense	Income Tax Provision	Net Income
Per-GAAP				$227,182

Diluted earnings per share (per-GAAP)				$4.91

Adjustments to reconcile net income to non-GAAP net income:

Amortization of acquisition-related intangible assets	15,282		(2,803)	12,479

Officer retirement	2,788		(571)	2,217

Non-cash mark-to-market investment value adjustments		(18,267)	1,690	(16,577)

Investment gain		(3,931)	227	(3,704)

Restructuring Cost	1,583		(396)	1,187

Non-GAAP				$222,784

Diluted shares used in computing earnings per share				46,311

Non-GAAP diluted earnings per share				$4.81

Note: Included in GAAP and non-GAAP adjusted net income was approximately $24.4 million, net of tax, non-cash share-based compensation expense. Excluding share-based compensation expense, both GAAP and non-GAAP adjusted diluted earnings per share would have improved by $0.53 per share.

ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER SHARE

The Company’s financial statements present net income and earnings per share that are calculated using accounting principles generally accepted in the United States (“GAAP”). The Company’s management makes adjustments to the GAAP measures that it feels are necessary to allow investors and other readers of the Company’s financial releases to view the Company’s operating results as viewed by the Company’s management, board of directors and research analysts in the semiconductor industry. These non-GAAP measures are not prepared in accordance with, and should not be considered alternatives or necessarily superior to, GAAP financial data and may be different from non-GAAP measures used by other companies. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures, even if they have similar names. The explanation of the adjustments made in the table above, are set forth below:

Detail of non-GAAP adjustments

Amortization of acquisition-related intangible assets – The Company excluded this item, including amortization of developed technologies and customer relationships. The fair value of the acquisition-related intangible assets is amortized using straight-line methods which approximate the proportion of future cash flows estimated to be generated each period over the estimated useful life of the applicable assets. The Company believes that exclusion of this item is appropriate because a significant portion of the purchase price for its acquisitions was allocated to the intangible assets that have short lives and exclusion of the amortization expense allows comparisons of operating results that are consistent over time for both the Company’s newly acquired and long-held businesses. In addition, the Company excluded this item because there is significant variability and unpredictability among companies with respect to this expense.

Officer retirement – The Company excluded costs related to the retirement of two executives. These costs represent cash payments and the accelerated vesting of previously issued stock awards. The Company feels it is appropriate to exclude these costs since they don’t represent ongoing operating expenses and will present investors with a more accurate indication of our continuing operations.

Acquisition related costs – The Company excluded expenses associated with previous acquisitions of that typically consist of advisory, legal and other professional and consulting fees. These costs were expensed as they were incurred and as services were received, and in which the corresponding tax adjustments were made for the non-deductible portions of these expenses. The Company believes the exclusion of the acquisition related costs provides investors with a more accurate reflection of costs likely to be incurred in the absence of an unusual event such as an acquisition and facilitates comparisons with the results of other periods that may not reflect such costs.

Insurance recovery for manufacturing facility – The Company recorded gains related to insurance recovery for a manufacturing facility in Asia. The Company believes the exclusion of the insurance recovery provides investors with a more accurate reflection of the continuing operations of the Company and facilitates comparisons with the results of other periods which may not reflect such gains.

Non-cash mark-to-market investment adjustments – The Company excluded mark-to-market adjustments on various equity related investments. The Company believes this is not reflective of the ongoing operations and exclusion of this provides investors an enhanced view of the Company’s operating results.

Restructuring charge – The Company recorded restructuring charges related to various locations. These restructuring charges are excluded from management’s assessment of the Company’s operating performance. The Company believes the exclusion of the restructuring charges provides investors an enhanced view of the cost structure of the Company’s operations and facilitates comparisons with the results of other periods that may not reflect such charges or may reflect different levels of such charges.

Investment gain – The Company excluded the gain realized on the sale of an equity investment. The Company believes this is not reflective of the ongoing operations and exclusion of this item provides investors an enhanced view of the Company’s operating results.

CASH FLOW ITEMS

Free cash flow (FCF) (Non-GAAP)

FCF for the fourth quarter of 2024 is a non-GAAP financial measure, which is calculated by subtracting capital expenditures from cash flow from operations. For the fourth quarter of 2024, FCF was $62.1 million, which represents the cash and cash equivalents that we are able to generate after taking into account cash outlays required to maintain or expand property, plant and equipment. FCF is important because it allows us to pursue opportunities to develop new products, make acquisitions and reduce debt.

CONSOLIDATED RECONCILIATION OF NET INCOME TO EBITDA

EBITDA represents earnings before net interest expense, income tax provision, depreciation and amortization. Management believes EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties, such as financial institutions in extending credit, in evaluating companies in our industry and provides further clarity on our profitability. In addition, management uses EBITDA, along with other GAAP and non-GAAP measures, in evaluating our operating performance compared to that of other companies in our industry. The calculation of EBITDA generally eliminates the effects of financing, operating in different income tax jurisdictions, and accounting effects of capital spending, including the impact of our asset base, which can differ depending on the book value of assets and the accounting methods used to compute depreciation and amortization expense. EBITDA is not a recognized measurement under GAAP, and when analyzing our operating performance, investors should use EBITDA in addition to, and not as an alternative for, income from operations and net income, each as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to similarly titled measures used by other companies. For example, our EBITDA takes into account all net interest expense, income tax provision, depreciation and amortization without taking into account any amounts attributable to noncontrolling interest. Furthermore, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as tax and debt service payments.

The following table provides a reconciliation of net income to EBITDA (in thousands, unaudited):

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2024	2023	2024	2023
Net income (per-GAAP)	$8,241	$25,292	$44,024	$227,182
Plus:
Interest expense, net	(4,426)	(4,354)	(15,969)	(7,638)
Income tax provision	2,041	2,771	11,840	47,285
Depreciation and amortization	34,890	34,644	137,189	137,367
EBITDA (non-GAAP)	$40,746	$58,353	$177,084	$404,196

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(Unaudited)

(In thousands, except share and per share data)

	December 31,	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$308,671	$315,457
Restricted Cash	6,053	3,026
Short-term investments	7,464	10,174
Accounts receivable, net of allowances of $7,799 and $5,641 at December 31, 2024 and December 31, 2023, respectively	325,517	371,930
Inventories	474,948	389,774
Prepaid expenses and other	101,500	97,024
Total current assets	1,224,153	1,187,385
Property, plant and equipment, net	684,259	746,169
Deferred income tax	51,974	51,620
Goodwill	181,555	146,558
Intangible assets, net	67,397	63,937
Other long-term assets	176,943	171,990
Total assets	$2,386,281	$2,367,659

Liabilities
Current liabilities:
Line of credit	$31,429	$40,685
Accounts payable	133,765	158,261
Accrued liabilities	186,576	179,674
Income tax payable	22,730	10,459
Current portion of long-term debt	1,096	4,419
Total current liabilities	375,596	393,498
Long-term debt, net of current portion	19,563	16,979
Deferred tax liabilities	6,953	13,662
Unrecognized tax benefits	24,646	34,035
Other long-term liabilities	90,576	99,808
Total liabilities	517,334	557,982

Commitments and contingencies

Stockholders' equity	-
Preferred stock - par value $1.00 per share; 1,000,000 shares authorized; no shares issued or outstanding	-	-
Common stock - par value $0.66 2/3 per share; 70,000,000 shares authorized; 46,332,891 and 45,938,382, issued and outstanding at December 31, 2024 and December 31, 2023, respectively	37,083	36,819
Additional paid-in capital	523,744	509,861
Retained earnings	1,719,298	1,675,274
Treasury stock, at cost, 9,288,420 and 9,286,862 shares held at December 31, 2024 and December 31, 2023	(338,100)	(337,986)
Accumulated other comprehensive loss	(146,724)	(143,227)
Total stockholders' equity	1,795,301	1,740,741
Noncontrolling interest	73,646	68,936
Total equity	1,868,947	1,809,677
Total liabilities and stockholders' equity	$2,386,281	$2,367,659